Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF

8,042 GOLD EQUIVALENT OUNCES PRODUCED AND SOLD IN Q3 2022

Denver, Colorado – October 12, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 5,478 ounces of gold and 225,012 ounces of silver in Q3 2022 for a gold equivalent total of 8,042 ounces. Additionally, the Company sold 2,943 tonnes of zinc, 282 tonnes of copper, and 1,056 tonnes of lead contributing to a strong cash balance of over $22 million.

Allen Palmiere, President and CEO said “Production at the Don David Gold Mine in Mexico remains on track to achieve guidance. The feasibility study continues to advance at the Back Forty Project in Michigan. In addition to the feasibility study work, we continue to focus on preparing State of Michigan permits and engaging with the community, including tribal leaders.”

Sales Statistics

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Metal sold
Gold (ozs.)	5,478	5,809	22,605	16,525
Silver (ozs.)	225,012	255,394	722,041	778,776
Copper (tones)	282	268	976	1,015
Lead (tonnes)	1,056	1,550	4,450	3,940
Zinc (tonnes)	2,943	3,059	10,892	9,386
Average metal prices realized(1)
Gold ($ per oz.)	1,627	1,762	1,823	1,790
Silver ($ per oz.)	19	23	22	26
Copper ($ per tonne)	7,115	9,092	9,015	9,466
Lead ($ per tonne)	1,882	2,397	2,166	2,231
Zinc ($ per tonne)	3,186	3,032	3,828	2,924
Precious metal gold equivalent ounces sold
Gold Ounces	5,478	5,809	22,605	16,525
Gold Equivalent Ounces from Silver	2,564	3,361	8,575	11,151
Total AuEq Ounces	8,042	9,170	31,180	27,676

(1) Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	For the three months ended:
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Arista Mine
Tonnes Milled	126,363	97,806	135,398	135,801	128,884	110,682
Average Gold Grade (g/t)	1.91	2.68	1.93	3.00	2.63	1.98
Average Silver Grade (g/t)	79	91	82	81	64	80
Average Copper Grade (%)	0.36	0.37	0.38	0.41	0.32	0.37
Average Lead Grade (%)	1.63	2.29	2.17	1.97	1.99	1.59
Average Zinc Grade (%)	3.64	4.79	4.77	4.89	4.00	4.21
Combined
Tonnes milled(1)	129,590	98,010	135,398	136,844	129,099	110,682
Tonnes Milled per Day(2)	1,506	1,353	1,559	1,590	1,516	1,361
Metal production (before payable metal deductions)(3)
Gold (ozs.)	6,555	6,933	6,853	11,187	9,317	5,851
Silver (ozs.)	295,979	265,829	330,873	332,292	249,088	261,256
Copper (tonnes)	368	284	413	431	303	296
Lead (tonnes)	1,654	1,808	2,345	2,073	2,020	1,249
Zinc (tonnes)	3,683	3,920	5,349	5,562	4,282	3,901

(1) Combined tonnes milled in Q2 and Q3 2021 included 3,227 and 204 tonnes from the Open Pit Mine, respectively. The Open Pit Mine is no longer in production as of Q3 2021. Additionally, Q1 and Q2 2022 combined tonnes milled includes 1,043 and 215 purchased tonnes, respectively, related to an environmental initiative with a local community.

(2) Based on actual days the mill operated during the period.

(3) The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q3 2022 Conference Call

The Company will host a conference call Tuesday, November 1, 2022 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://app.webinar.net/no36p6L10ja

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: +1 (888) 886-7786

International:             +1 (416) 764-8658

Conference ID: 96525237

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourceCorp.com